As filed with the Securities and Exchange Commission on September 24, 2025

Registration Statement No. 333-258101
Registration Statement No. 333-259474
Registration Statement No. 333-264033
Registration Statement No. 333-269227
Registration Statement No. 333-270944
Registration Statement No. 333-278242
Registration Statement No. 333-286093

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-258101
FORM S-8 REGISTRATION STATEMENT NO. 333-259474
FORM S-8 REGISTRATION STATEMENT NO. 333-264033
FORM S-8 REGISTRATION STATEMENT NO. 333-269227
FORM S-8 REGISTRATION STATEMENT NO. 333-270944
FORM S-8 REGISTRATION STATEMENT NO. 333-278242
FORM S-8 REGISTRATION STATEMENT NO. 333-286093

UNDER
THE SECURITIES ACT OF 1933

Couchbase, Inc.
(Exact name of registrant as specified in its charter)

Delaware	26-3576987
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3155 Olsen Drive
San Jose, California 95117
(650) 417-7500
(Address of principal executive offices, including zip code)

Couchbase, Inc. 2023 Inducement Equity Incentive Plan
Couchbase, Inc. 2021 Equity Incentive Plan
Couchbase, Inc. 2021 Employee Stock Purchase Plan
Couchbase, Inc. 2018 Equity Incentive Plan
Couchbase, Inc. 2008 Equity Incentive Plan
Non-Plan Option Award
(Full titles of the plan)

Amir Jafari
Chief Financial Officer
3155 Olsen Drive
San Jose, California 95117
(650) 417-7500
(Name, address and telephone number of agent for service)

Copies to:

Rezwan D. Pavri
Richard C. Blake
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
(650) 493-930

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) originally filed by Couchbase, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-258101 on Form S-8, registering (i) 4,120,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), issuable pursuant to the Couchbase, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), (ii) 830,000 shares of Common Stock issuable pursuant to the Couchbase, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), (iii) 5,453,222 shares of Common Stock issuable pursuant to the Couchbase, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), (iv) 4,447,107 shares of Common Stock issuable pursuant to the Couchbase, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), and (v) 16,674 shares of Common Stock issuable pursuant to the non-plan option award, filed with the SEC on July 22, 2021.

•
Registration Statement 333-259474 on Form S-8, registering an additional 2,084,389 shares of Common Stock issuable pursuant to the 2008 Plan and the 2018 Plan, filed with the SEC on September 13, 2021.

•
Registration Statement 333-264033 on Form S-8, registering an additional (i) 2,192,374 shares of Common Stock issuable pursuant to the 2021 Plan and (ii) 438,474 shares of Common Stock issuable pursuant to the 2021 ESPP, filed with the SEC on March 31, 2022.

•
Registration Statement 333-269227 on Form S-8, registering 1,300,000 shares of Common Stock issuable pursuant to the Couchbase, Inc. 2023 Inducement Equity Incentive Plan, filed with the SEC on January 13, 2023.

•
Registration Statement 333-270944 on Form S-8, registering an additional (i) 2,271,601 shares of Common Stock issuable pursuant to the 2021 Plan and (ii) 454,320 shares of Common Stock issuable pursuant to the 2021 ESPP, filed with the SEC on March 29, 2023.

•
Registration Statement 333-278242 on Form S-8, registering an additional (i) 2,453,993 shares of Common Stock issuable pursuant to the 2021 Plan and (ii) 490,798 shares of Common Stock issuable pursuant to the 2021 ESPP, filed with the SEC on March 26, 2024.

•
Registration Statement 333-286093 on Form S-8, registering an additional (i) 2,653,937 shares of Common Stock issuable pursuant to the 2021 Plan and (ii) 530,787 shares of Common Stock issuable pursuant to the 2021 ESPP, filed with the SEC on March 25, 2025.

On September 24, 2025, pursuant to the Agreement and Plan of Merger, dated June 20, 2025, by and among Cascade Parent Inc., a Delaware corporation (“Parent”), Cascade Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent. At the effective time of the Merger, each issued and outstanding share of Common Stock, subject to certain exceptions as described in the Merger Agreement, was automatically converted into the right to receive $24.50 in cash, without interest and less any applicable withholding taxes.

In connection with the Merger, the Company has terminated all offerings of securities pursuant to its existing Registration Statements under the Securities Act of 1933. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, the Company hereby terminates the effectiveness of the Registration Statements and removes from registration all securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on September 24, 2025.

Couchbase, Inc.

By:	/s/ Amir Jafari
Name: Amir Jafari
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.